UNITED STATES SECURITIES EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Information Required in Proxy Statement
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
WCI Communities, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:
0

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

WCI COMMUNITIES, INC.
24301 WALDEN CENTER DRIVE
BONITA SPRINGS, FLORIDA 34134
April      , 2005
To Our Shareholders:
      You are invited to attend the 2005 Annual Meeting of Shareholders (the “Annual Meeting”) of WCI Communities, Inc. (the “Company” or “WCI”) to be held on Wednesday, May 18, 2005, at the Hyatt Regency Coconut Point, 5001 Coconut Road, Bonita Springs, Florida 34134, at 10:00 a.m. (EDT).
      Following this letter is the formal notice of the Annual Meeting and a proxy statement describing the matters to be acted upon at the Annual Meeting. Shareholders also are entitled to vote on any other matters that properly come before the Annual Meeting.
      While some of our shareholders may exercise their right to vote their shares in person, we recognize that most of you will be unable to attend the Annual Meeting. Accordingly, enclosed is a proxy card that will enable you, as a shareholder, to vote your shares on the matters to be considered at the Annual Meeting, even if you are unable to attend. All you need to do is mark the proxy card to indicate your vote, date and sign the proxy card and return it to the Company in the enclosed postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with management’s recommendations, you need not mark your vote on the proxy card, but need only sign, date and return it in the enclosed postage-paid envelope.
      NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE, YOUR VOTE IS IMPORTANT. PLEASE BE SURE YOU ARE REPRESENTED AT THE ANNUAL MEETING BY ATTENDING IN PERSON OR BY RETURNING YOUR PROXY CARD AS SOON AS POSSIBLE.

Sincerely,

/s/ Jerry L. Starkey

Jerry L. Starkey
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, MAY 18, 2005
PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS Wednesday, May 18, 2005
GENERAL INFORMATION
INFORMATION ON THE GOVERNANCE OF THE COMPANY AND BOARD MATTERS
CODE OF BUSINESS CONDUCT AND ETHICS
BOARD INDEPENDENCE
BOARD COMMITTEES
AUDIT COMMITTEE
NOMINATING/CORPORATE GOVERNANCE COMMITTEE
EXECUTIVE COMPENSATION COMMITTEE
ATTENDANCE AT BOARD MEETINGS
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
SHAREHOLDER PROPOSALS
COMPANY INFORMATION COMPANY PERFORMANCE GRAPH
COMPARISON OF CUMULATIVE TOTAL RETURN OF WCI COMMON STOCK, THE S&P 500 INDEX AND A SELECTED PEER GROUP
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANT FEES (Principal Accountant)
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
COMPENSATION OF EXECUTIVE OFFICERS SUMMARY COMPENSATION TABLE
Option Grants in Last Fiscal Year
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
RECEIPT OF MULTIPLE SETS OF PROXY MATERIALS

WCI COMMUNITIES, INC.
24301 WALDEN CENTER DRIVE
BONITA SPRINGS, FLORIDA 34134
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, MAY 18, 2005
To Our Shareholders:
      The 2005 Annual Meeting of Shareholders (the “Annual Meeting”) of WCI Communities, Inc. (the “Company” or “WCI”) will be held at the Hyatt Regency Coconut Point, 5001 Coconut Road, Bonita Springs, Florida 34134, on Wednesday May 18, 2005, at 10:00 a.m. (EDT) to consider and act upon the following matters:

1. the approval of an amendment to WCI’s Restated Certificate of Incorporation to eliminate staggered terms for directors;

2. the election of three Class III Directors for three year terms expiring in 2008 (or terms expiring in 2006 if the amendment to WCI’s Restated Certificate of Incorporation is approved by WCI’s shareholders); and

3. such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.
      Only shareholders of record at the close of business on March 25, 2005, the record date, will be entitled to vote at the Annual Meeting.
      Management and the Board of Directors respectfully request that you date, sign and return the enclosed proxy card in the postage-paid envelope so that we receive the proxy card prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Vivien N. Hastings

Vivien N. Hastings
Senior Vice President, Secretary
and General Counsel
April      , 2005
      Shareholder List. The List of Shareholders as of the record date will be kept in the corporate offices of the Company, located at 24301 Walden Center Drive, Bonita Springs, Florida, 34134, for ten (10) days prior to the Annual Meeting date for review by Shareholders. Any Shareholder wishing to review the list is requested to call Vivien Hastings, at 239-498-8213 or Bonnie Rushing at 239-498-8605.

INFORMATION ABOUT OUR ANNUAL MEETING
Who is soliciting my vote?
      The Board of Directors of WCI Communities, Inc. is soliciting your vote for WCI’s 2005 Annual Meeting of Shareholders.
What am I being asked to vote on?
      You are being asked to vote on:

•	an amendment to WCI’s Restated Certificate of Incorporation to eliminate staggered terms for directors; and

•	the election of three directors to WCI’s Board of Directors; and
What is the record date for the Annual Meeting?
      March 25, 2005 at 5:00 p.m. (EDT) is the record date for determining those shareholders who are entitled to vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting.
How many votes do I have?
      You have one vote for every share of common stock that you owned on the record date.
How many votes can be cast by all shareholders?
      A total of 45,187,062 votes may be cast, which is the total number of shares of common stock outstanding as of the record date.
How many votes must be present to hold the Annual Meeting and transact business?
      The holders of a majority of shares of common stock entitled to vote must be present in person or represented by proxy to hold the Annual Meeting and transact business. We urge you to vote by proxy even if you plan to attend the Annual Meeting. That will help us to know as soon as possible that enough votes will be present to hold the Annual Meeting.
How do I vote?
      You may vote at the Annual Meeting by proxy or in person.
      If you are a holder of record (that is if your shares are registered in your own name with our transfer agent, Computershare Investor Services LLC), you must vote by using the enclosed proxy card. You must sign and date the proxy card and return it in the enclosed postage paid envelope.
      If you hold your shares in street name (that is, if you hold your shares through a broker, bank or other holder of record), please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to see which voting options are available to you.
      If you want to vote in person at the Annual Meeting and you hold your shares in street name, you must obtain an additional proxy from your bank, broker or other holder of record authorizing you to vote. You must bring the additional proxy to the Annual Meeting.
How many votes will be required to elect a director or to adopt any other proposal?

•	Pursuant to the Company’s By-laws, when a quorum is present at the Annual Meeting, a plurality of the voting power present in person or represented by proxy and entitled to vote is necessary to elect a director.

•	Pursuant to WCI’s Restated Certificate of Incorporation, the affirmative vote of the holders of at least 75% in voting power of all the shares of WCI entitled to vote generally in the election of directors, voting together as a single class is required to amend WCI’s Restated Certificate of Incorporation to eliminate staggered terms for directors. If you vote to “abstain” on the proposal to amend WCI’s Restated Certificate of Incorporation, it will have the same effect as if you voted against the proposal.

•	When a quorum is present at the Annual Meeting a majority of the stock present in person or represented by proxy and entitled to vote will adopt any other proposals presented at the Annual Meeting.

Can I change or revoke my vote?
      Yes.

•	If you are a holder of record, to change your vote you should send in a new proxy card with a later date. If you hold your shares in street name, please refer to the information on the voting instruction form forwarded to you with the proxy card.

•	If you hold your shares in your name and you attend the Annual Meeting and vote in person, your vote will change any previously submitted proxy.

•	If you wish to revoke rather than change your vote, we must receive a written revocation prior to the vote. A written revocation must be sent to:
Vivien N. Hastings, Corporate Secretary
WCI Communities, Inc.
24301 Walden Center Drive
Bonita Springs, Florida 34134
Could other matters be decided at the Annual Meeting?
      Our By-laws require prior notification of a shareholder’s intent to request a vote on other matters at the Annual Meeting. The deadline for notification has passed. If any other matters properly arise at the Annual Meeting, your proxy, together with the other proxies received, will be voted at the discretion of the proxy holders designated on the proxy card.
Can I view WCI Communities, Inc. proxy materials electronically?
      This Proxy Statement and the 2004 Annual Report are posted on our website, at www.wcicommunities.com, at our “Investors” tab. You can also use this website to view our other filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.
How can I obtain copies of WCI Communities, Inc. Corporate Governance documents?
      You may obtain a copy of our Corporate Governance Guidelines, the charters for our Board Committees and our Code of Business Conduct and Ethics by contacting Steve Zenker, Vice President, Investor Relations, WCI Communities, Inc., 24301 Walden Center Drive, Bonita Springs, Florida 34134, by e-mail at stevezenker@wcicommunities.com, or on the Company’s website, www.wcicommunities.com, at the “Investors” tab.

WCI COMMUNITIES, INC.
24301 WALDEN CENTER DRIVE
BONITA SPRINGS, FLORIDA 34134
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 18, 2005
GENERAL INFORMATION
      This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of WCI Communities, Inc. (the “Company” or “WCI”) to be voted at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the Hyatt Regency Coconut Point, 5001 Coconut Road, Bonita Springs, Florida 34134, on Wednesday, May 18, 2005, at 10:00 a.m. (E.D.T.), and any postponements or adjournments thereof. The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting, collectively referred to as the “Proxy Materials,” are first being sent to shareholders on or about April 18, 2004.
Voting Rights
      Holders of shares of the Company’s common stock, $.01 par value (the “Common Stock”), at the close of business on March 25, 2005 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. As of March 25, 2005, approximately 45,187,062 shares of Common Stock were outstanding. The presence, in person or by proxy, of the holders of 22,593,532 shares of Common Stock outstanding constitutes a quorum for transacting business at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter presented at the Annual Meeting.
Voting
      Registered shareholders will be voting on the proposals before the shareholders by returning the paper proxy cards included with this Proxy Statement. Shareholders holding shares in “street name” will be voting in the manner specified by their broker.
Voting Proxies
      Shares of Common Stock represented by properly executed proxy cards received by the Company in time for the Annual Meeting will be voted in accordance with the choices specified in the proxies. Unless contrary instructions are indicated on a proxy card, the shares of Common Stock represented by such proxy will be voted FOR the election as directors of the nominees named in this Proxy Statement and FOR an amendment to WCI’s Restated Certificate of Incorporation to eliminate staggered terms for directors. Abstentions and broker non-votes (proxies that do not indicate that brokers or nominees have received instructions from the beneficial owner of shares) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulating the total number of votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining the total number of votes cast.
      Management and the Board of Directors of the Company know of no other matters to be brought before the Annual Meeting. If other matters are properly presented to the shareholders for action at the Annual Meeting and any adjournments or postponements thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

Revocability of Proxy
      The giving of the enclosed proxy does not preclude the right of a shareholder to vote in person. A proxy may be revoked at any time prior to its exercise by notice of revocation in writing sent to Vivien N. Hastings, the Secretary of the Company, by presenting to the Company a later-dated proxy card executed by the person executing the prior proxy card or by attending the Annual Meeting and voting in person.
Costs of Solicitation
      All costs of solicitation will be borne by the Company. The solicitation is to be conducted principally by mail and may be supplemented by telephone and personal contacts by ADP Investor Communication Services, Inc. and Georgeson Shareholder Services, a Computershare Company, for which the Company will pay approximately $7,000. Arrangements will be made with brokerage houses, banks and custodians, nominees and other fiduciaries to forward solicitation materials to beneficial owners of stock held of record. The Company will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.
Annual Report
      The Company’s 2004 Annual Report to Shareholders, including the Company’s 2004 audited financial statements (the “Annual Report”), is enclosed with these Proxy Materials. The Annual Report is not incorporated into this Proxy Statement by reference nor is it a part of the Proxy Materials.
INFORMATION ON THE GOVERNANCE OF THE COMPANY
AND BOARD MATTERS
      The business and affairs of the Company are managed under the direction of the Board of Directors, which represents the shareholders of the Company. The Board believes that good corporate governance is a critical factor in achieving business success. The Board has long adhered to “best practices” in corporate governance in fulfillment of its responsibilities to shareholders. The Board’s practices are designed to align management and shareholder interests. Highlights of our corporate governance practices are described below. For further information and copies of committee charters and the Company’s Corporate Governance Guidelines please refer to the corporate governance section of our website, www.wcicommunities.com, at the “Investors” tab.
CODE OF BUSINESS CONDUCT AND ETHICS
      The Board of Directors of the Company has adopted a Code of Business Conduct and Ethics (the “Code”) applicable to the Company’s directors, officers and employees, including without limitation the Company’s Chief Executive Officer and senior financial officers (including the Chief Financial Officer, Chief Accounting Officer, Corporate Controller and persons performing similar functions). The Code is posted on the Company’s website, www.wcicommunities.com, at the “Investors” tab. Any change, waiver, implied waiver or amendment to the Code will be disclosed promptly to the public on the Company’s website to the extent required by, and in accordance with, the rules and regulations of the SEC and applicable New York Stock Exchange (“NYSE”) requirements.
BOARD INDEPENDENCE
      Pursuant to the requirements of the NYSE, the Board has adopted Corporate Governance Guidelines that meet or exceed the independence standards of the NYSE. Also, as part of our Corporate Governance Guidelines, the Board has adopted categorical standards to assist it in evaluating the independence of each of its directors. The categorical standards, which are set forth in Appendix A to this Proxy Statement, are intended to assist the board of directors in determining whether or not certain relationships between WCI’s directors and WCI (either directly or as a partner, shareholder or officer of an organization that has a relationship with WCI) constitute “material relationships”. The categorical standards establish thresholds at which such relationships are deemed to be not material.

      The Board of Directors affirmatively has determined that the following Directors are independent and have no material relationship with the Company (directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company). The independent Directors are:
John H. Dasburg
Hilliard M. Eure, III
F. Philip Handy
Lawrence L. Landry
Thomas F. McWilliams
Kathleen M. Shanahan
Stewart Turley
BOARD COMMITTEES
Standing Committees of the Board
      The Board has three standing committees: an Audit Committee, an Executive Compensation Committee and a Nominating/ Corporate Governance Committee.
AUDIT COMMITTEE
      The Audit Committee currently consists solely of “independent” directors. The current Committee consists of Mr. Eure, who serves as the Chair, Mr. Dasburg, Mr. Landry, and Ms. Shanahan. Each member of the Audit Committee is “independent” for purposes of the listing standards of the NYSE and the rules and regulations of the SEC. The Board of Directors of the Company has determined that Mr. Eure qualifies as an independent director and also as an “audit committee financial expert” as that term is defined by the rules and the regulations of the SEC. The Board adopted a revised Charter for the Audit Committee. The revised Charter as adopted is posted on the Company’s website, www.wcicommunities.com, at the “Investors” tab. The organization, functions and responsibilities of the Audit Committee are described in its Charter. The Audit Committee met 14 times during 2004.
Audit Committee Report
      The Audit Committee reviews the Company’s financial reporting on behalf of the Board of Directors. Management is responsible for establishing and maintaining adequate internal control over financial reporting. PricewaterhouseCoopers LLP (“PWC”), our independent registered certified public accounting firm for fiscal year 2004, is responsible for performing an audit of the Company’s audited financial statements in accordance with generally accepted accounting principles and for issuing a report (i) on the conformity of the Company’s financial statements with generally accepted accounting principles and (ii) on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, PWC will express its own opinion on the effectiveness of the Company’s internal control over financial reporting.
      The Audit Committee reviewed and discussed with the Company’s management and PWC the audited financial statements for the fiscal year ended December 31, 2004, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PWC’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the Company’s independent registered certified public accounting firm the matters required to be discussed pursuant to the Audit Committee Charter and by Statement of Auditing Standards No. 61 (Communications with Audit Committees).
      The Audit Committee has received the written disclosures and the letter from the Company’s independent registered certified public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered certified public accounting firm their independence status.

      Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.
Selection of Independent Public Accountants
      The Board has not, at this time, selected or recommended an independent registered certified public accounting firm for fiscal year 2005. A decision with regard to whether PWC will continue as the Company’s independent registered certified public accounting firm, or if the Company will seek proposals from other firms, will be made in the near future.
Audit Committee
Hilliard M. Eure, III (Chair)
John H. Dasburg
Lawrence L. Landry
Kathleen M. Shanahan
NOMINATING/ CORPORATE GOVERNANCE COMMITTEE
      Until February 16, 2005, the Nominating/ Corporate Governance Committee consisted of Mr. Handy, who serves as the Chair, Mr. Landry, Ms. Shanahan and Mr. Turley. Effective as of February 16, 2005, all independent directors were appointed by the Board to serve on the Nominating/ Corporate Governance Committee. Therefore, as of that date, Mr. Dasburg, Mr. Eure, and Mr. McWilliams were appointed to the Committee.
      The Nominating/ Corporate Governance Committee consists solely of “independent” directors. The Nominating/ Corporate Governance Committee is responsible for identifying and recommending to the Board of Directors candidates for all directorships to be filled by the Board and shareholders; identifying and recommending to the Board of Directors candidates for the Audit Committee and Executive Compensation Committee; and developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company. The Nominating/ Corporate Governance Committee met four (4) times during 2004.
Nomination of John H. Dasburg for Election as a Director
      The recommendation that the Nominating/ Corporate Governance Committee (the “Committee”) consider Mr. Dasburg as a director came from Alfred Hoffman, Jr., the current Chairman of the Board. The recommendation was forwarded to Mr. Handy as the Chair of the Committee who, pursuant to the Committee policy and procedures contacted Mr. Dasburg, interviewed him and requested the requisite background check. Mr. Dasburg also was interviewed by other Directors. Mr. Handy discussed Mr. Dasburg’s qualifications as a director with the Committee and the Board, as appropriate, and brought the matter to the Board for approval at the October 28, 2004 Board Meeting. The Board, at that meeting, pursuant to WCI’s By-laws, increased the number of directors from nine (9) to ten (10) and elected Mr. Dasburg to fill the vacancy created thereby to serve as a Class II director. Mr. Dasburg will stand for election in 2006.
Process for Identifying and Evaluating Nominees for Directors And
Minimum Qualifications for Director Nominees
Nomination by Shareholders
      The Nominating/ Corporate Governance Committee will consider director nominees recommended by shareholders. The Board and Committee have approved a process for shareholders to submit any nomination for a director at the Annual Meeting. Pursuant to the Company’s By-laws, notice of any such nominations is to be delivered to the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s Annual Meeting; provided however, that in the event that the date of the Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by a shareholder to be timely must be so delivered not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the tenth day following the day on which public announcement of the date of such Annual Meeting is first made. The address for such nominations is:
Vivien N. Hastings, Corporate Secretary
WCI Communities, Inc.
24301 Walden Center Drive
Bonita Springs, Florida 34134
      Pursuant to the Company’s By-laws and policy adopted by the Committee and Board of Directors, the notice must include: (i) a statement from the nominee consenting to be named in the proxy and proxy card if selected and consenting to serve on the Board if elected; (ii) whether the candidate would qualify as “independent” under the standards set forth in the Corporate Governance Guidelines; (iii) the nominee’s biographical data (including other boards on which the nominee serves), business experience and involvement in certain legal proceedings, including any involving the Company and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, as is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; (iv) information about the shareholder including the amount of his or her holdings of the Common Stock and his or her intention to appear at the Annual Meeting; (v) a description of any transactions and relationships between the nominee and the recommending shareholder, and any transactions and relationships between the nominee and the Company or the Company’s Management; (vi) any material proceedings to which the nominee or his/her associates is a party that is adverse to the Company; (vii) whether the nominating shareholder and nominee seek to use the nomination to redress personal claims or grievances against the Company or others or to further personal interests or special interests not shared by shareholders of the Company at large; and (viii) if the shareholder intends to solicit proxies in support of such shareholder’s proposal, a representation to that effect. The Committee is entitled to request such additional information as it deems appropriate.
      The Committee will evaluate candidates recommended by shareholders in a timely manner and in accordance with the Company’s By-laws.
Director Nominees
      The Committee is charged with the responsibility of identifying and evaluating nominees believed to be qualified as candidates to serve on the Board and to select, or recommend that the full Board select, the candidates for all directorships to be filled by the Board or by the shareholders at an annual or special meeting. When identifying candidates for membership on the Board, the Committee will consider and evaluate candidates recommended by shareholders, management and directors on an equal basis.
Director Qualifications
      Minimum qualifications of directors include strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board. Other factors the Committee considers appropriate include: independence from management, age, gender and ethnic background; existing commitments to other businesses; potential conflicts of interest with other pursuits; legal considerations such as antitrust issues; corporate governance background; financial and accounting background; executive compensation background; and the size, composition and combined expertise of the existing Board. The Nominating Corporate Governance Committee will conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible director candidates.
Nominating/ Corporate Governance Committee
F. Philip Handy
John H. Dasburg
Hilliard M. Eure, III
Lawrence L. Landry
Thomas F. McWilliams
Kathleen M. Shanahan
Stewart Turley
EXECUTIVE COMPENSATION COMMITTEE
      Until February 16, 2005, the Executive Compensation Committee consisted of Mr. Turley as Chair, Mr. Handy, Mr. Landry and Mr. McWilliams. Effective as of February 16, 2005, all independent directors were appointed by the Board to serve on the Executive Compensation Committee. Therefore, as of that date, Mr. Dasburg, Mr. Eure and Ms. Shanahan were appointed to the Committee.
      The Executive Compensation Committee consists solely of “independent” directors. During 2004, the Executive Compensation Committee met six (6) times. The Executive Compensation Committee is responsible for, among other things, reviewing and making recommendations to the Board of Directors on all matters concerning compensation of senior executives and for setting the compensation level for the CEO, which is based on an evaluation of the CEO’s performance in light of the Company’s goals and objectives relevant to the CEO’s compensation. The Board of Directors adopted a revised Charter for the Executive Compensation Committee, a copy of which is available on the Company’s website, www.wcicommunities.com, at the “Investors” tab.
Report of the Executive Compensation Committee
      The Company’s compensation policies with respect to its executive officers, established by the Executive Compensation Committee, are based on the principles that compensation should, to a significant extent:

•	reflect the financial performance of the Company;

•	the individual performance of each executive officer; and

•	long-term incentives, including stock-based incentives.
      It is the policy of the Executive Compensation Committee (the “Committee”) to set executive compensation at levels that are sufficiently competitive so that the Company will attract, retain and motivate the highest quality individuals to contribute to the Company’s goals, objectives and overall financial success. The compensation for WCI’s executives is designed to provide incentives for executive performance that results in continuing improvements in the Company’s financial results or condition, over both the short-term and the long-term. They are also designed to help retain WCI’s senior executives in a competitive market place.
      The Committee is responsible for establishing and overseeing WCI’s executive compensation polices. In consultation with the Company’s senior management, the Committee reviews and, if necessary, will modify the total compensation philosophy periodically to ensure it remains competitive and responsive to changes in the external marketplace and economic conditions.
      WCI’s senior executive compensation programs are driven by a desire to attract, inspire and retain highly qualified individuals essential for our success. WCI places a strong emphasis on variable pay for senior executives with a focus on appropriate risk and reward. The Company’s philosophy emphasizes competitive base salaries and short and long term incentive plans that are designed to align a significant portion of an executive’s total direct compensation (base salary, annual incentive and long term incentives) with the Company’s annual and long term business strategies. The Company’s philosophy recognizes that compensation must be competitive not only with companies of our size, but also with companies we aspire to emulate.
Elements of Executive Compensation
      WCI compensates senior executives by using the following elements of total direct compensation: base salaries, annual incentives and long term incentives (equity-based), through both annual and multi-year performance reward periods. The mix and value of these compensation elements will vary by responsibility level, individual performance, organizational responsibility and competitive compensation data.

•	Base Salary The Committee and senior management establish salaries annually based on each senior executive’s level of responsibility and in consideration of individual performance. The Committee takes into account base salaries paid to comparable level positions within our industry peer group. The Committee reviews and approves compensation recommendations for senior executives submitted by the CEO and President each year with increases in base salary typically becoming effective January 1st of each year. During this review, the Committee considers the individual senior executive’s performance and personal impact on the success of business over the prior year and in the future.

•	Annual Incentive In order to achieve a true “pay at risk” and “pay for performance structure”, the Company’s policy is to deliver a significant portion of a senior executive’s total direct compensation through an annual incentive and bonus reward program, which we refer to as the Management Incentive Compensation Plan (“MICP”). Bonus payments under the MICP are contingent upon achievement of corporate and/or divisional (operational) financial goals. WCI’s Board of Directors or a committee of the Board will establish the annual target performance measures necessary to achieve target incentives. The Committee may take economic and other conditions into consideration when approving specific rewards. The Committee reserves the right to address incremental compensation for an executive as it may be merited. Total targeted bonuses are proposed by the CEO and President and are subject to approval of the Committee each year.

•	Long-Term Incentives (Equity Based Plans) Equity is an important element of total executive compensation. Historically the Company has granted ten-year stock options as the sole component of equity compensation. Because of changes in the industry and accounting practices, the Company will expand the equity element to include stock options, restricted stock units and stock grants (as well as some degree of cash in certain cases to address related personal tax issues). The Company will award equity for annual and multi-year performance cycles as it deems appropriate.
      The total value of a grant to a senior executive is determined by the Committee. The Committee takes into consideration the senior executive’s position and responsibility, individual performance, future value to the Company, competitive industry equity awards and the combination of all total direct compensation paid to the senior executive. In no event will a stock option or equity grant be awarded below current market value.
      The Committee annually reviews the level of the compensation of all senior executives to ensure that total direct compensation is competitive with the current market, that there is an appropriate link between pay and performance, and that there is an appropriate alignment between the Company’s stated compensation philosophy and actual pay and rewards.

2004 CEO Compensation and Employment Agreement
2004 Bonus Amount and Employment Agreement
      During 2004, Alfred Hoffman, Jr. was the Company’s Chief Executive Officer. Mr. Hoffman’s base salary for 2004 was $1,292,400, and he earned a bonus of $2,778,660. His base salary was based on a January 2000 employment agreement with the Company, pursuant to which he is employed as its Chief Executive Officer. The employment agreement was to terminate on December 31, 2002; however the agreement automatically renews for successive one-year terms unless either Mr. Hoffman or WCI notifies the other party to the contrary. Mr. Hoffman did not notify WCI, nor did WCI notify Mr. Hoffman, prior to January 1, 2004 that his employment would be terminated. Therefore, the employment agreement automatically renewed on January 1, 2004. However, the January 2000 employment agreement will be superseded by the retirement package approved by the Board on February 17, 2005, as described below.
Hoffman Retirement Announcement
      On February 17, 2005, Mr. Hoffman announced that he was retiring as Chief Executive Officer effective immediately and would retire as an employee of WCI at the 2005 Annual Meeting of Shareholders. On February 17, 2005, WCI also announced that Don E. Ackerman had resigned as Chairman of the Board (but would remain as a director), Alfred Hoffman, Jr., had been elected as Chairman of the Board and Jerry L. Starkey had been elected as Chief Executive Officer of WCI in addition to his position as President.
2004 Bonus Discussion
      The Executive Compensation Committee approved a cash bonus for Mr. Hoffman of $2,778,660 in 2004 (107.5% of his target), based upon the Company exceeding the 2004 planned Net Income goal. Mr. Hoffman’s targeted bonus was 200% of his salary.
      The Executive Compensation Committee has sole discretion in approving Mr. Hoffman’s annual bonus. The Executive Compensation Committee has reviewed goals and objectives relevant to the CEO and performance of the CEO in light of these criteria and, based on such evaluation, has reviewed and approved the annual salary, bonus, stock-based incentives and other benefits, direct and indirect, of the CEO.
Retirement Package
      In connection with Mr. Hoffman’s retirement, the Board of Directors, on February 17, 2005, approved a retirement package consisting of the following: Mr. Hoffman will: (i) continue to receive his current base salary, which for 2004 was $1,292,400 per year, through the date of his retirement at the Annual Meeting of Shareholders, May 18, 2005 (the “Retirement Date”); (ii) receive a pro rata share through the Retirement Date of the 2005 bonus eligible to be paid to the Chief Executive Officer of the Company as a result of operations during 2005, which bonus is determined by a calculation made at the end of fiscal year 2005 in accordance with the Company’s Management Incentive Compensation Plan; (iii) receive a cash payment equal to $2.5 million on the Retirement Date; and (iv) receive continued medical insurance coverage, at the Company’s expense, for eighteen (18) months following the Retirement Date. In connection with his service as the non-executive Chairman of the Board, Mr. Hoffman is entitled to: (i) receive annual compensation of $750,000, commencing on the Retirement Date, payable in accordance with the Company’s normal pay practices; (ii) continue to use the automobile leased for him by the Company under the same terms and conditions as now existing for twelve (12) months from the Retirement Date; (iii) continue to use his office and executive assistant for twelve (12) months from the

Retirement Date; and (iv) access to all WCI-controlled clubs as a participant under the Company’s Executive Golf Program, as in effect from time to time.
Performance Share Plan
      On February 16, 2005, the Board of Directors, based on the recommendation of the Executive Compensation Committee and pursuant to the 2004 Stock Incentive Plan of WCI, approved a Three Year Performance Share Plan (“Performance Plan”). Under the Performance Plan certain senior management employees were granted 152,333 shares of Common Stock that vest on the third anniversary of the grant date provided the Company achieves a three-year goal for compound annual net income growth, compound annual earnings per share growth and return on capital. At least 75% of the cumulative three (3) year goals (net income, earnings per share and return on capital) must be achieved or the shares for that grant will be forfeited.
Executive Compensation Committee
Stewart Turley, Chair
John H. Dasburg
Hilliard M. Eure, III
F. Philip Handy
Lawrence L. Landry
Thomas F. McWilliams
Kathleen M. Shanahan
ATTENDANCE AT BOARD MEETINGS
      In 2004, all of the Company’s directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the respective Committees of the Board on which they served.
Board Meetings During 2004
      During 2004, the Board of Directors held seven (7) meetings. The directors also considered Company matters and had numerous communications with the Chairman of the Board and other officials of the Company wholly apart from the formal Board meetings. In addition, the Board conducted regularly scheduled Executive Sessions without management present. The director selected to preside over the Executive Sessions is the Chair of the Committee responsible for the subject matter, or the director bringing the discussion, before the Board. The method for interested parties to communicate with the outside directors of the Board is disclosed below under “Communications with the Board of Directors.”
Annual Meeting Attendance Policy
      It is the Company’s policy to encourage all directors to attend the Annual Meeting of Shareholders and to require, absent unusual circumstances, that the directors who are up for election attend the Annual Meeting. All of the Company directors attended the 2004 Annual Meeting of Shareholders, held May 20, 2004.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
      The Board provides a process for interested parties, including shareholders, to send written communications to the Board or any of the independent directors. Interested parties, including shareholders, may send written communications to the Board or any of the independent directors c/o Steve Zenker, Vice President, Investor Relations, WCI Communities, Inc., 24301 Walden Center Drive, Bonita Springs, Florida 34134. All communications will be compiled by Mr. Zenker and submitted to the Board or the individual directors on a periodic basis.

SHAREHOLDER PROPOSALS
      In accordance with the rules promulgated by the SEC, shareholders are able to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with its 2006 Annual Meeting of Shareholders, provided that such proposals must be received by the Company by January 18, 2006, which represents 120 days prior to the first anniversary of the 2005 Annual Meeting date and a reasonable time prior to the printing of the Company’s proxy materials for its 2006 Annual Meeting of Shareholders. Any such proposal should be submitted in writing to the Secretary of the Company at the principal executive offices of the Company.
      In addition, the Company’s By-laws require that in order for any business to be brought properly before any meeting of shareholders, including nominations for the election of directors, a shareholder must provide written notice delivered to the Secretary of the Company at the principal offices of the Company no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting of the 10th day following the day on which public announcement of the date of such meeting is first made.

PROPOSALS FOR CONSIDERATION
BY SHAREHOLDERS
PROPOSAL ONE
APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
TO ELIMINATE STAGGERED TERMS FOR DIRECTORS
      The Board of Directors unanimously has approved, and recommends that the shareholders approve, an amendment to WCI’s Restated Certificate of Incorporation, dated as of March 5, 2002, as amended and restated (the “Restated Certificate of Incorporation”), in order to declassify the Board of Directors and provide for the annual election of all directors. If approved by the shareholders, the proposal to amend the Restated Certificate of Incorporation will be effective upon filing of a restated certificate of incorporation with the Secretary of State of Delaware, which WCI anticipates would be done as soon as practicable following the Annual Meeting.
      WCI’s Restated Certificate of Incorporation currently requires the Board of Directors to be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Each class of directors serves staggered, three-year terms, with the term of office of one class expiring each year. Under the current terms of Article Seventh of WCI’s Restated Certificate of Incorporation, directors can be removed only for cause. If Proposal One is approved, directors could be removed with or without cause.
      If the shareholders approve the amendment to the Restated Certificate of Incorporation, the Board will amend those provisions of WCI’s By-laws that relate to staggered terms for directors, such that the amended By-laws will be consistent with the amendments to the Restated Certificate of Incorporation approved by the shareholders.
      Reasons for and Effects of Proposed Amendment. The proposal to amend WCI’s Restated Certificate of Incorporation to eliminate staggered boards is intended to maximize director accountability to shareholders and continue to enhance WCI’s corporate governance policies and procedures.
      Classified boards have been widely adopted by companies and have a long history in corporate law. Proponents of classified boards assert that they promote the independence of directors in that directors elected for multi-year terms are less subject to outside influence. Proponents of classified boards also believe that they provide continuity and stability in the management of the business and affairs of a company since a majority of directors will have prior experience as directors of the company. Proponents further assert that classified boards may enhance shareholder value by motivating an entity seeking control of a target company with a classified board to initiate arms-length discussions with the board of the target company because the entity would be unable to replace the entire board in a single election.
      On the other hand, some investors view classified boards as having the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is a primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies. In addition, opponents of classified boards assert that a staggered structure for the election of directors may discourage proxy contests in which shareholders may have an opportunity to vote for a competing slate of nominees and therefore may detract from shareholder value.
      After reviewing and discussing the benefits and drawbacks of having a classified board and based on the recommendation of the Nominating/ Corporate Governance Committee, the Board has determined that it is in the best interests of WCI and its shareholders to declassify the Board. Although the Board still believes that there are good reasons to retain a classified board, it is committed to ensuring that WCI maximizes Board accountability to shareholders and believes it best to allow shareholders the opportunity each year to register their views on the performance of the Board by choosing to elect or not elect each member of the Board to a new term.

      If Proposal One is approved, the annual election of all directors would begin with the 2006 Annual Meeting of shareholders. Consequently, directors standing for election in 2006 would be elected to one-year terms. Directors who would normally be subject to re-election in 2007 and 2008 have agreed to resign prior to the 2006 Annual Meeting, if Proposal One is approved. Accordingly, if Proposal One is approved, all directors would stand for re-election at the 2006 Annual Meeting. If Proposal One is not approved, the Board will remain classified and approximately one-third of the Board will stand for election in any given year pursuant to the WCI’s Restated Certificate of Incorporation and By-laws.
      Vote Required for Adoption of the Amendment to Eliminate Staggered Terms for Directors. Adoption of the proposed amendment to the Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 75% of all shares of WCI entitled to vote.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE
AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION
PROPOSAL TWO
ELECTION OF DIRECTORS
      The Company’s Restated Certificate of Incorporation requires our Board of Directors to consist of at least three (3) members, and provides for three classes of directors, each class serving for a three-year term, with one class being elected each year by our shareholders. If Proposal One is approved by WCI’s shareholders, then beginning with the 2006 Annual Meeting of Shareholders, directors will be elected for one-year terms.
      The Board of Directors currently consists of ten (10) members, including three (3) Class I Directors whose terms expire in 2006, four (4) Class II Directors whose terms expire in 2007, and three (3) Class III Directors whose terms expire in 2005. At the Annual Meeting, three (3) Class III Directors are to be elected, each to three (3) year terms expiring in 2008. If Proposal One is approved by shareholders these directors will stand for election again in 2006. The nominees for the Class III Directors are Hilliard M. Eure, III, Alfred Hoffman, Jr. and Stewart Turley. All of the directors up for election presently serve on the Board of Directors of the Company.
      Unless otherwise specified, the enclosed proxy card will be voted FOR the election of Hilliard M. Eure, III, Alfred Hoffman, Jr. and Stewart Turley. Management and the Board of Directors are not aware of any reasons which would cause Mr. Eure, Mr. Hoffman or Mr. Turley not to be qualified to serve as directors. If Mr. Eure, Mr. Hoffman or Mr. Turley become disqualified, discretionary authority may be exercised by the proxy holders named in the enclosed proxy card to vote for a substitute nominee or nominees proposed by the Board of Directors.
      The vote of a plurality of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting will be required for the election of Mr. Eure, Mr. Hoffman and Mr. Turley to the Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
MR. EURE, MR. HOFFMAN AND MR. TURLEY AS DIRECTORS
      Below is certain information concerning each nominee for election as a director at the Annual Meeting and each director whose current term will continue after the Annual Meeting. If Proposal One is approved by shareholders, all directors will stand for election for one (1) year terms beginning with the 2006 Annual Meeting of Shareholders:

		Director
Name	Age	Since	Term Expires	Position(s) With Company

Don E. Ackerman	71	1995	2006	Director
John H. Dasburg	62	2004	2007	Director
Hilliard M. Eure, III	69	2003	2005	Director
F. Philip Handy	61	1999	2007	Director
Alfred Hoffman, Jr.	71	1995	2005	Director and Chairman of the Board
Lawrence L. Landry	61	1999	2006	Director
Thomas F. McWilliams	62	2004	2006	Director
Kathleen M. Shanahan	45	2004	2007	Director
Jerry L. Starkey	45	2001	2007	Director, President and Chief Executive Officer
Stewart Turley	70	1999	2005	Director
Director Information
      Don E. Ackerman, until February 17, 2005, was the Chairman of the Board. He has served on the Board of WCI from July 24, 1995 until the merger of WCI Communities Limited Partnership and Florida Design Communities under the name WCI Communities, Inc., effective as of June 1999 (the “Merger Date”), Mr. Ackerman served as Chairman of the Board of Directors and Executive Vice President of WCI Communities Limited Partnership. From 1985 until the Merger Date, Mr. Ackerman also served as a Director of Florida Design Communities. He is also a Director of Courtyards at Sun City Center, Inc., Sun City Center Office Plaza, Inc., Sun City Center Land Company and Aston Care Systems, Inc. From 1967 until 1991, Mr. Ackerman was a partner at J.H. Whitney & Co., a venture capital firm. Mr. Ackerman has served as the Chief Executive Officer of Aston Care Systems, Inc. since April 2002, and is the Chief Executive Officer of Chandelle Ventures, Inc., a private investment company.
      John H. Dasburg was elected to the Board on October 28, 2004. Mr. Dasburg is the Chairman, President and Chief Executive Officer and co-owner of ASTAR Air Cargo, Inc. He also serves on the Board of St. Paul Travelers Companies and Winn-Dixie Stores, Inc. and The Mayo Foundation, and is Vice Chairman of the Board of Governors of Florida University System. He was previously the Chairman, President and Chief Executive Officer of Burger King Corporation. Prior to joining Burger King Corporation, he served ten years as President and Chief Executive Officer of Northwest Airlines. Before his airline career, Mr. Dasburg served as President of Marriott’s Lodging Group and Executive Vice President and Chief Financial Officer of Marriott Corp. Prior to joining Marriott Corp., in 1980, he was a partner with KPMG (formerly Peat, Marwick, Mitchell & Co.).
      Hilliard M. Eure, III has been a director of WCI since January 2003. Mr. Eure serves on the Board of Directors and the Audit Committee and the Nominating/ Corporate Governance Committee of MarineMax, Inc. He also serves on the Board and Audit Committee of Farm Pilot Project Coordination, Inc., a not-for-profit company developing technologies for nutrient management. Mr. Eure was a member of the Board of Directors, Audit Committee, and Chairman of the Board of WEDU, a public broadcasting station, from 1991 through 2001. Mr. Eure was the Managing Partner of the Tampa Bay Practice of KPMG (formerly Peat, Marwick, Mitchell & Co.) from July 1977 until June 1993 and an audit partner in Atlanta and Greensboro, NC from 1968 through 1976.
      F. Philip Handy has been a Director of WCI since 1999. Mr. Handy is the Chief Executive Officer of Strategic Industries. From June 1997 until December 1998, Mr. Handy was managing partner of Equity Group Investments, a private investment firm. Mr. Handy also serves on the board of Anixter International and Rewards Network, Inc. He also serves as Chairman of the Florida Board of Education.

      Alfred Hoffman, Jr. is, as of February 17, 2005, the Chairman of the Board WCI, prior to which time he served as the Chief Executive Officer. From July 24, 1995 until the Merger Date, Mr. Hoffman served as a Director and Chief Executive Officer of WCI Communities Limited Partnership. From 1985 until the Merger Date, Mr. Hoffman also served as Chief Executive Officer and Chairman of the Board of Directors of Florida Design Communities. He also served as President of Florida Design Communities from 1985 to 1989 and from 1993 to 1994. Mr. Hoffman is Chief Executive Officer and Chairman of the Board of Directors of Courtyards at Sun City Center, Inc. and Sun City Center Office Plaza, Inc. He also is a Director of Aston Care Systems, Inc. From 1975 to 1985, Mr., Hoffman was a private developer in the Tampa Bay area.
      Lawrence L. Landry has been a Director of WCI since 1999. From July 24, 1995 until August 1998, Mr. Landry served as a Director of WCI Communities Limited Partnership. From January 1996 until March 1999, Mr. Landry served as a Director of Florida Design Communities. Mr. Landry is the President and Chief Executive Officer of Westport Advisors, Ltd., which is the general partner of Westport Senior Living Investment Fund L.P. He is also the CEO of Double L Investment, Inc. a private investment firm and a partner of Maholo, Ltd. From February 1989 until June 1998, Mr. Landry was the chief financial and investment officer of the John D. and Catherine T. MacArthur Foundation. The MacArthur Foundation was a major stockholder of WCI from 1995 until 2003. Mr. Landry is a member and Chairman of the Board of Trustees of Clark University and also serves on the Board of Directors of Greystone Communities, Inc.
      Thomas F. McWilliams was elected to the Board of Directors on February 5, 2004, to fill a vacant Class II position. Mr. McWilliams is currently the Managing Director of Citigroup Venture Capital, Ltd (formerly known as Citicorp Venture Capital, Ltd.), and is also a general partner of Alchemy, L.P., and a director of the following companies: Merchants Metals Holding Co.; Royster-Clark Group; Strategic Industries; and Euramax International. He previously served as a Director of WCI from March 1999 until July 2002 as the designee of Citicorp Venture Capital, Ltd. (“CVC”). Mr. McWilliams joined CVC in March 1983. He has been a member of CVC’s investment committee since 1984.
      Kathleen M. Shanahan was elected as a Director in May 2004. Ms. Shanahan is currently the President of Irish ROSE Consulting, LLC. She was previously, until November 2004, the Managing Director of Public Strategies Inc., in New York City. Ms. Shanahan has had a career of extensive experience in both public service and the private sector. She served as the Chief of Staff for Florida Governor Jeb Bush from 2001 to 2003. She has also been employed with: Paine Webber Incorporated as Senior Vice President Public Affairs/ Government Relations from January 1996 until 2001; the California Trade Commerce Agency as Deputy Secretary, Economic Development from January 1993 until June 1994; and The Wexler Group, as Senior Vice President, from February 1989 through January 1992. In addition, Ms. Shanahan’s White House experience includes service as a Special Assistant to Vice President George H.W. Bush as well as Staff Assistant with President Ronald Reagan’s National Security Council, and she has had campaign experiences as Chief of Staff for Vice President Cheney through the 2000 Presidential Campaign and Transition, Deputy Campaign Director-California (1992 Bush-Quayle re-election), and Deputy GOP Convention Director (1988 George Bush Presidential campaign). She has an undergraduate degree in biochemistry from University of California, San Diego and a Masters in Business Administration from the New York University Stern School of Management.
      Jerry L. Starkey is, as of February 17, 2005, the President, Chief Executive Officer and a Director of WCI, prior to which time he served as the President and Chief Operating Officer. From 1998 until the Merger Date, Mr. Starkey was the President and Chief Operating Officer of WCI Communities Limited Partnership. From 1994 until the Merger Date, he also served as President and Secretary of Florida Design Communities. Since joining Florida Design Communities in 1988, Mr. Starkey has also held the office of Chief Operating Officer. He also has served on the Board of Trustees, Florida Gulf Coast University since July 1, 2001. Mr. Starkey was President and Secretary of Aston Care Systems, Inc. from 1996 to 1998. Mr. Starkey is a member of the State Bar of Texas.

      Stewart Turley has been a Director of WCI since 1999. Mr. Turley was Chairman of the Board and Chief Executive Officer of Eckerd Corporation for 22 years before retiring in 1997. At Eckerd’s, he, at various times, held the positions of President, Senior Vice President, Vice President, and in earlier years, manager of non-drug operations. He previously served on several NYSE listed public company boards and currently serves on the boards of directors of several not-for-profit organizations.
INFORMATION ON
DIRECTOR COMPENSATION
      Directors who are employees of the Company receive no remuneration for serving as directors.
      In 2004 each director who was not an employee of the Company received an annual fee of $32,000 paid in four (4) quarterly installments, $2,000 for each board meeting attended, and $1,000 for each telephone meeting attended. In addition, committee members received a fee of $1,000 for each committee meeting attended. The Chair of the Audit Committee received an additional annual fee of $4,000. The Chairs of the Executive Compensation Committee and the Nominating/ Corporate Governance Committee each received an additional annual fee of $3,000. Directors’ fees may be: (i) paid as earned; (ii) deferred until the earlier of a specific date or upon resignation of the respective director from the Board; or (iii) applied toward the exercise of vested stock options under the Non-Employee Directors’ Stock Incentive Plan.
      The Company adopted in 1998 a non-employee directors’ stock incentive plan, pursuant to which non-qualified stock options to purchase up to 215,112 shares of the Common Stock may be granted to non-employee directors of WCI.
      The Board of Directors, effective as of February 21, 2003, adopted a revised compensation program for the outside directors. The revised program provides that each outside director each year will receive non-qualified stock options from the Non-Employee Director’s Stock Incentive Plan with an annual value of $40,000 as of the date of grant (using, prior to 2005, the Black-Scholes model) vesting one-third on or about January 1 of each year for the ensuing three years. As of the 2005 grant, described below, a binomial method (consistent with the Company’s newly adopted accounting methodology) was used to calculate the grant shares. A director must attend a minimum of 75% of all scheduled Board meetings for the year of the award, only one of which may be by telephonic participation. Failure to meet that attendance standard will result in 100% forfeiture of the stock option award for that year.
      In March, 2005, each non-employee director was granted non-qualified stock options to purchase 2,566 shares of Common Stock at $31.30 per share, the market price of Common Stock on the date of grant. The options will vest 33% per year starting on January 1, 2006, subject to meeting the attendance requirements during 2005.
      In February, 2004, each non-employee director was granted non-qualified stock options to purchase 3,572 shares of Common Stock at $21.86 per share, the market price of Common Stock on the date of grant. The options will vest 33% per year starting on January 1, 2005, subject to meeting the director attendance requirements during 2004. All directors met the director attendance requirements for 2004.
      When Ms. Shanahan was elected to the Board of Directors on May 20, 2004, she was awarded non-qualified stock options to purchase 2,084 shares of Common Stock at $20.94 per share. The options vested 33% per year starting on January 1, 2005, under the same terms and conditions as the options awarded to the other outside directors.
      When Mr. Dasburg was elected to the Board of Directors on October 28, 2004, he was awarded non-qualified stock options to purchase 595 shares of Common Stock at $23.72 per share. The options vested 33% per year starting on January 1, 2005, and under the same terms and conditions as the options awarded to the other outside directors.

      Mr. Ackerman has a consulting agreement with the Company, pursuant to which he provides advice on major financial and strategic business planning to the Company until July 24, 2005. Under the agreement, Mr. Ackerman is paid an annual retainer of $660,000. If Mr. Ackerman’s agreement is terminated by the Company without cause, the Company must pay, at its option, either: (1) a termination payment representing the net present value of the annual compensation for the balance of the term of his agreement or (2) his annual compensation in equal monthly installments for the balance of the term of his agreement, as if no termination had occurred. If Mr. Ackerman voluntarily terminates this agreement, becomes disabled or dies during the term, the Company will continue to pay the annual retainer for the remaining term of the agreement, reduced by 25%, and the Company shall have the right and option to accelerate and prepay the entire amount to be paid within thirty (30) days after such termination, in which case the amount to be paid will be discounted at the rate of 8% per annum. During the term of the agreement, and for the following three years, Mr. Ackerman may not compete with the Company and may not solicit any of the Company’s employees employed after July 24, 1995 to accept employment with him or any other person.

COMPANY INFORMATION
COMPANY PERFORMANCE GRAPH
      Set forth below is a graph comparing the change in the cumulative total return of the Common Stock with the cumulative total return of the Standard & Poor’s 500 Stock Index and with that of a peer group of other homebuilders over the period beginning March 12, 2002, the date of the Company’s initial public equity offering, and ending on December 31, 2004.
      It is assumed in the graph that $100 was invested in (1) the Common Stock; (2) the stocks of the companies in the S&P 500 Index; and (3) the stocks of the peer group companies just prior to the commencement of such period and that all dividends received within a quarter were reinvested in that quarter. The peer group index is composed of the following companies: Beazer Homes USA, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, MDC Holdings, Inc., M/ I Schottenstein Homes, Inc., Meritage Corporation, The Ryland Group, Standard Pacific Corporation and Toll Brothers, Inc. The stock price performance shown on the following graph is not indicative of future price performance.
COMPARISON OF CUMULATIVE TOTAL RETURN OF WCI COMMON STOCK,
THE S&P 500 INDEX AND A SELECTED PEER GROUP
[COMPARISON GRAPHIC]

	WCI	Peer Group	S&P 500

3/11/2002	100.00	100.00	100.00
6/30/2002	152.37	108.90	84.73
9/30/2002	66.84	88.47	69.79
12/31/2002	53.68	81.92	75.31
3/31/2003	55.05	85.52	72.94
6/30/2003	101.20	125.25	84.16
9/30/2003	86.83	129.13	86.39
12/31/2003	108.46	157.28	96.92
3/31/2004	131.72	175.12	98.57
6/30/2004	117.41	151.76	101.96
9/30/2004	122.61	170.77	103.48
12/31/2004	154.72	215.38	114.69

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANT FEES
(Principal Accountant)
General
      PricewaterhouseCoopers LLP (“PWC”) served as WCI’s independent registered certified public accounting firm and audited WCI’s consolidated financial statements for the fiscal year ending December 31, 2004.
Fees paid to PricewaterhouseCoopers LLP
      The following table presents fees for professional audit services rendered by PWC for the audit of WCI’s annual financial statements for the fiscal years ended December 31, 2004 and 2003 and fees billed for other services rendered by PWC during those periods.

Fees Paid	2004	2003

Audit Fees	$733,000	$529,000
Audit-Related Fees	136,000	87,000
Tax Fees	170,000	383,000
All Other Fees	30,000	10,000

Total	$1,069,000	$1,009,000
      Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements, audit services performed in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the review of WCI’s interim consolidated financial statements included in quarterly reports, and the provision of consents and comfort letters in connection with public offering transactions.
      Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements including audits of subsidiaries, joint ventures and employee benefit plans.
      Tax Fees consist of fees billed for professional services rendered for tax advice, planning and compliance. These services include the preparation and review of income tax returns, federal and state tax compliance, acquisitions and tax planning.
      All Other Fees consist of fees for products and services other than the services described above.
Policy for Pre-Approval of Audit Services
      The Audit Committee, as required by its Charter, approves in advance any audit or permitted non-audit engagement or relationship between the Company and the Company’s independent registered certified public accounting firm.
      The Audit Committee has delegated to its Chair, Hilliard M. Eure, III, the authority to approve in advance all audit or permitted non-audit services subject to full approval of the Committee at the Committee’s next meeting. The Company’s Audit Committee considered whether PWC providing such non-audit services was compatible with maintaining PWC’s independence and determined that the providing of such services did not compromise PWC’s independence.
Financial Information Systems Design and Implementation Fees
      There were no services rendered by PWC to the Company for information technology services related to financial information systems design or implementation during the fiscal year ended December 31, 2004.

PWC Representative at Annual Meeting
      The Company has invited and anticipates that PWC will send a representative to attend the Annual Meeting on May 18. During the Annual Meeting, PWC will have an opportunity to make a statement, if PWC should so choose, and will be available for questions before and after the Annual Meeting.
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
      The following tables contain information about the beneficial ownership of our Common Stock for:

•	each person known to the Company to be the beneficial owner of more than five percent of the Common Stock;

•	each director and nominee for director of the Company;

•	each executive officer named in the Summary Compensation Table under “Compensation of Executive Officers”; and

•	all directors and executive officers of the Company as a group.
      Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. This information is as of March 25, 2005, unless specified otherwise.
      Unless otherwise indicated, the address for each person or entity named below is the Company’s principal executive office, 24301 Walden Center Drive, Bonita Springs, Florida, 34134.

Security Ownership of Certain Beneficial Owners (Other than Directors, Nominees for Directors and Named Executive Officers)

	Shares	Percentage of
Name and Address of Beneficial Owners of	Beneficially	shares beneficially
More Than Five Percent of the Common Stock	Owned	Owned

The Alfred Hoffman, Jr. 2003 Long-Term Trust c/o Mary-Ann Wilson, Esq. Michael Best & Friedrich LLP 401 North Michigan Avenue, Suite 1900 Chicago, Illinois 60611(1)	5,189,063	11.6%
Hotchkis and Wiley Capital Management, LLC 725 Sough Figueroa Street, 39th Floor Los Angeles, CA 90017-5439(2)	4,221,800	9.5%
Wachovia Corporation One Wachovia Center Charlotte, North Carolina 28288-0137 31)	2,844,287	6.4%
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109(4)	2,528,400	5.7%

Totals	14,783,550	33.2%

(1)	The shares of Common Stock are beneficially owned by the Alfred Hoffman, Jr. 2003 Long-Term Trust (the “Trust”), of which Mr. Hoffman is not the Trustee, but is the beneficiary. The number of shares reported is based on the most recent Schedule 13G filed by the trustee of the Trust with the SEC on February 4, 2005, for the year ending December 31, 2004. The Trust has also entered into certain hedging arrangements, termed “variable prepaid forward agreements”, under which the Trust has pledged as of March 15, 2005, a total of 999,500 shares. As a result of these variable prepaid forward agreements, the Trust has shared dispositive power with respect to 999,500 shares held by the Trust; it, however retains sole voting power of the total holdings of the Trust.

(2)	Numbers of shares are as of December 31, 2004, as stated in Schedule 13G filed by Hotchkis and Wiley Capital Management, LLC with the SEC on February 14, 2005.

(3)	Numbers of shares are as of December 31, 2004, as stated in Schedule 13G filed by Wachovia Corporation with the SEC on February 3, 2005.

(4)	Numbers of shares are as of December 31, 2004, as stated in Schedule 13G filed by Wellington Management Company, LLP with the SEC on February 14, 2005.

Security Ownership of Management

	Shares	Percentage of
Name and Beneficial Ownership of All Directors, Nominees for Directors	Beneficially	Shares Beneficially
and Named Executive Officers	Owned	Owned

Alfred Hoffman, Jr.(1)	-0-	*
Don E. Ackerman(2)	3,441,375	7.6%
Jerry L. Starkey(3)	600,714	1.3%
James P. Dietz(4)	207,616	*
Michael R. Greenberg(5)	211,409	*
Mitchell C. Hochberg	439,368	*
John H. Dasburg(6)	199	*
Hilliard M. Eure, III(7)	7,978	*
F. Philip Handy	29,319	*
Lawrence L. Landry(8)	37,019	*
Stewart Turley(9)	26,519	*
Kathleen M. Shanahan(10)	3,195	*
Thomas F. McWilliams(11)	1,092	*
All directors and executive officers as a group (20 persons)	5,279,874

*	Represents beneficial ownership of less than 1%.

(1)	Mr. Hoffman’s ownership of Common Stock is held by the Alfred Hoffman, Jr. 2003 Long-Term Trust (the “Trust”), of which Mr. Hoffman is not the Trustee, but is the beneficiary. The Trust beneficially owns 5,189,063 shares, or 11.69% of the Common Stock.

(2)	The number of shares reported includes 3,197,375 shares of Common Stock that are beneficially owned by the Don E. Ackerman Trust dated December 14, 1996 (the “Trust”), of which Don E. Ackerman is the trustee, and 24,105 shares owned by Chandelle Ventures, Inc., of which Mr. Ackerman is the President and majority shareholder. The number of shares reported is based on the most recent Schedule 13G filed with the SEC on January 17, 2005, for the year ending December 31, 2004. The Trust has also entered into certain hedging arrangements, termed “variable prepaid forward agreements”, under which the Trust has pledged as of March 16, 2005, a total of 1,334,000 shares. As a result of these variable prepaid forward agreements, the Trust has shared dispositive power with respect to 1,334,000 shares held by the Trust; it, however retains sole voting power of the total holdings of the Trust.

(3)	The number of shares of Common Stock shown as beneficially owned by Mr. Starkey includes options to acquire 569,581 shares of Common Stock that are exercisable within 60 days of the Record Date. In addition to the shares reported as beneficially owned, a portion of Mr. Starkey’s 2003 and 2004 bonuses were paid to Mr. Starkey in the form of Common Stock. A portion of Mr. Starkey’s 2003 bonus was paid in the form of 23,788 shares of Common Stock, with a fair market value of $529,000. Pursuant to the terms of that bonus payment, Mr. Starkey received 50% of the shares on January 1, 2005, and will receive the balance of the shares on January 1, 2006, if he is employed with the Company on December 31, 2005. On February 16, 2005, the Executive Compensation Committee determined that Mr. Starkey should receive part of his 2004 bonus in the form of 18,439 shares of Common Stock with a fair market value of $602,043. Mr. Starkey will receive 50% of the shares on January 1, 2006, if he is employed with the Company on December 31, 2005 and 50% of the shares on January 1, 2007, if he is employed with the Company on December 31, 2006, unless otherwise provided by the Board of Directors. In addition, the number of shares reported include 800 shares reported as held by Mr. Starkey’s spouse.

(4)	The number of shares of Common Stock shown as beneficially owned by Mr. Dietz includes options to acquire 160,391 shares of Common Stock of WCI that are exercisable within 60 days of the Record Date.

(5)	The number of shares of Common Stock shown as beneficially owned by Mr. Greenberg includes options to acquire 179,509 shares of Common Stock that are exercisable within 60 days of the Record Date and 400 shares purchased in his capacity as Custodian for his minor sons under the Uniform Gift to Minors Act.

(6)	The number of shares of Common Stock shown as beneficially owned by Mr. Dasburg includes options to acquire 199 shares of Common Stock that are exercisable within 60 days of the Record Date.

(7)	The number of shares of Common Stock shown as beneficially owned by Mr. Eure includes options to acquire 4,084 shares of Common Stock that are exercisable within 60 days of the Record Date.

(8)	The number of shares of Common Stock shown as beneficially owned by Mr. Landry includes options to acquire 21,319 shares of Common Stock of WCI that are exercisable within 60 days of the Record Date.

(9)	The number of shares of Common Stock shown as beneficially owned by Mr. Turley includes options to acquire 21,319 shares of Common Stock that are exercisable within 60 days of the Record Date.

(10)	The number of shares of Common Stock shown as beneficially owned by Ms. Shanahan includes options to acquire 695 shares of Common Stock that are exercisable within 60 days of the Record Date.

(11)	The number of shares of Common Stock shown as beneficially owned by Mr. McWilliams includes options to acquire 1,092 shares of Common Stock that are exercisable within 60 days of the Record Date.

EXECUTIVE OFFICERS
      The executive officers of the Company and their respective ages and positions are set forth below.
      Biographical information on Mr. Hoffman and Mr. Starkey, who serve as directors and executive officers of the Company, is set forth in the “Election of Directors” section above. Biographical information for the other executive officers of the Company is set forth below.

Name	Age	Position

Paul D. Appolonia	49	Senior Vice President, Human Resources
R. Michael Curtin	57	Senior Vice President (Marketing and Sales Division)
James P. Dietz	40	Senior Vice President and Chief Financial Officer
David L. Fry	45	Senior Vice President (Real Estate Services Division)
Michael R. Greenberg	51	Senior Vice President (Homebuilding Division)
Christopher J. Hanlon	38	Senior Vice President (Tower Division)
Vivien N. Hastings	53	Senior Vice President, Secretary and General Counsel
Mitchell C. Hochberg	52	Senior Vice President (President, Northeast U.S. Division)
Albert F. Moscato, Jr.	46	Senior Vice President (Business Development)
Albert H. Small, Jr.	48	President, WCI Mid-Atlantic U.S. Region, Inc. (President, Mid-Atlantic U.S. Division)
      Paul D. Appolonia is the Senior Vice President, Human Resources of WCI. Prior to joining WCI, Mr. Appolonia was the Vice President Human Resources and Corporate Services for Orius Corp from 2001 until May 2002, Vice President Human Resources and Corporate Services for Ocwen Financial Corporation, Inc. from 1993 until 2000 and has a total of 26 years experience in the area of human resources and personnel management.
      R. Michael Curtin is the Senior Vice President, Marketing and Sales of WCI. From 1997 until the Merger Date, Mr. Curtin was the Senior Vice President, Marketing and Sales of Florida Design Communities. Since joining Florida Design Communities in 1995, Mr. Curtin has also held the office of Vice President, Marketing. Prior to joining Florida Design Communities, Mr. Curtin was employed by The Hunt Group as the Marketing and Sales Director for the Rosedale Golf and Country Club.
      James P. Dietz is a Senior Vice President and the Chief Financial Officer of WCI. From October 1996 until the Merger Date, Mr. Dietz was the Chief Financial Officer and Treasurer of Florida Design Communities. Since joining Florida Design Communities in 1995, Mr. Dietz has also held the position of Corporate Controller. From 1996 until 1998, Mr. Dietz served as Chief Financial Officer of Aston Care Systems, Inc. Prior to joining Florida Design Communities, Mr. Dietz was Manager of Business Development at GTE Leasing Corporation, an affiliate of GTE. From 1986 until 1993, Mr. Dietz held various professional positions, including audit manager, at Arthur Andersen & Co.
      David L. Fry is the Senior Vice President, Real Estate Services Division of WCI. From 1995 until the Merger Date, Mr. Fry was Vice President, Amenities of WCI Communities Limited Partnership. From 1989 until 1995, Mr. Fry was Golf Operations Director of the South Seas Resort Company. Prior to joining the South Seas Resort Company, Mr. Fry was Assistant Superintendent of the Bonita Bay Club, Bonita Springs, Florida.
      Michael R. Greenberg has been Senior Vice President, Homebuilding Division of WCI since the fall of 1999 and Senior Vice President of Real Estate Services since 2001. Since joining WCI in 1998, Mr. Greenberg has also held the office of Division President of the Naples/ Bonita Springs Homebuilding

Division. Prior to joining WCI, Mr. Greenberg was Executive Vice President for Avatar Properties in Coral Gables, Florida. From 1991 to 1997, Mr. Greenberg held various positions with Toll Brothers, Inc., including Vice President and has a total of 25 years experience in the homebuilding industry.
      Christopher J. Hanlon is the Senior Vice President for WCI’s Tower Division. Mr. Hanlon joined WCI in 1991. During his tenure with WCI’s Commercial Development Division he advanced to Division President before being appointed Senior Vice President of the Tower Division in 2004. Mr. Hanlon has directed the Company’s projects known as Toscana, Salerno, Remington, Mansion La Palma, Trieste, Montenero, Pelican Marsh Clubhouse, Bay Colony Golf Clubhouse, The Colony Towers, Deering Bay Towers and Hammock Dunes Towers, among others. Mr. Hanlon graduated from the University of South Florida with a Bachelor in Business Administration.
      Vivien N. Hastings is the Senior Vice President and General Counsel of WCI. From 1995 until the Merger Date, Ms. Hastings was Senior Vice President and General Counsel of WCI Communities Limited Partnership. Prior to serving as General Counsel, Ms. Hastings held various positions in WCI Communities Limited Partnership’s legal department. Prior to joining WCI Communities Limited Partnership, from 1982 to 1989, Ms. Hastings was Vice President and Co-General Counsel of Merrill Lynch Hubbard, Inc., a real estate division of Merrill Lynch & Co. From 1977 until 1982 Ms. Hastings was an associate with the law firm of Winston & Strawn.
      Mitchell C. Hochberg was appointed as a Senior Vice President on May 24, 2004, upon the acquisition of Spectrum Acquisition Corp. From 1987 to May 18, 2004, Mr. Hochberg was the Chief Executive Officer of Spectrum Acquisition Corp. (and predecessor entities) a company which he founded. Spectrum Acquisition Corp. was originally founded as Spectrum Group, LTD in 1987 and continued in homebuilding in the Northeast U.S. through Mary, 2004, when acquired by WCI. Mr. Hochberg has a Bachelor of Science Degree in Accounting and Finance from the New York University College of Business and Public Administration and a law degree from Columbia University School of Law.
      Albert F. Moscato, Jr. is the Senior Vice President with responsibility for Business Development. Prior to his current position, Mr. Moscato was the Division President, Tower Division and Vice President, Business Development. Prior to joining WCI in 1996, Mr. Moscato was the Executive Vice President, Chief Operating Officer of Point Marco Development Corp. From 1982 to 1992, Mr. Moscato held various positions with Shawmut Bank, N.A., including Vice President-Group Manager and Vice President-Regional Manager within the Real Estate Lending Division.
      Albert H. Small, Jr. is the President of WCI Mid-Atlantic Region, Inc., WCI’s newly acquired mid-Atlantic homebuilding and tower division. Prior to the acquisition, Mr. Small served as President of Renaissance Housing Corp. which he founded in 1984. Renaissance was involved in construction and development of over 2,000 luxury homes and tower condominiums in the metropolitan Washington, D.C. area and was awarded NAHB’s 1999 America’s Best Builder. Mr. Small received a Bachelor of Arts in Economics from Tulane University and studied Real Estate and Urban Development at American University.

COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
      The following table sets forth all compensation earned and/or paid for services rendered to the Company with respect to the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers for each of the last three fiscal years.
Summary Compensation Table

	Annual Compensation					Long-Term Compensation

					Other	Shares
	Fiscal				Annual	Underlying	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus		Compensation	Options	Payouts	Compensation(5)

Alfred Hoffman, Jr./	2004	$1,292,400	$2,778,660		$100,000	—	$—	$6,150
Chief Executive	2003	1,200,000	2,400,000		100,000	—	—	6,000
Officer(1)	2002	1,100,000	1,887,205		100,000	—	—	9,040
Jerry L. Starkey/	2004	1,120,080	2,408,172	(2)	—	125,000	—	6,150
President/ COO(1)	2003	1,040,000	2,080,000	(3)	—	143,408	—	6,000
	2002	1,000,000	1,715,641	(4)	—	143,408	—	167,204
James P. Dietz/	2004	500,000	717,063		—	50,000	—	6,150
Senior Vice President/	2003	475,000	475,000		—	45,891	—	26,000
CFO	2002	400,000	305,300		—	45,890	—	62,782
Michael R. Greenberg/	2004	525,000	650,000		—	40,000	—	6,150
Senior Vice President	2003	468,000	522,662		—	71,704	—	6,000
	2002	450,000	291,543		—	71,704	—	8,540
Mitchell C. Hochberg	2004	453,125	750,000		—	N/A	—	3,792
Senior Vice President	2003	N/A	N/A		—	N/A	—	N/A
	2002	N/A	N/A		—	N/A	—	N/A

(1)	Effective as of February 17, 2005, Alfred Hoffman, Jr., retired as Chief Executive Officer and Jerry L. Starkey was appointed as Chief Executive Officer and President of WCI. Mr. Hoffman will retire as an employee of WCI on May 18, 2005.

(2)	A portion of the bonus was paid in the form of 18,439 shares of Common Stock with a fair market value of $602,043. Mr. Starkey will receive 50% of the stock on January 1, 2006, if employed with the Company on December 31, 2005 and 50% on January 1, 2007, if employed with the Company on December 31, 2006.

(3)	A portion of the bonus was paid in the form of 23,788 shares of Common Stock with a fair market value of $520,000. Mr. Starkey received 50% of the stock on January 1, 2005, and will receive 50% on January 1, 2006, if employed with the Company on December 31, 2005.

(4)	A portion of the bonus was paid in the form of 47,237 shares of WCI Common Stock with a fair market value of $428,912. Mr. Starkey received 50% of the stock on January 1, 2004, and received the balance on January 1, 2005.

(5)	All other compensation consists of payments related to the terminated Florida Design Communities Deferred Compensation Bonus Plan and matching payments under the Company’s 401(k) Savings Plan, paid as follows:

	Year of	Other	Benefit Plan
Name	Compensation	Payments	Compensation	Total Other

Alfred Hoffman, Jr.	2004	$—	$6,150	$6,150
	2003	—	6,000	6,000
	2002	—	9,040	9,040
Jerry L. Starkey	2004	—	6,150	6,150
	2003	—	6,000	6,000
	2002	158,664	8,540	167,204
James P. Dietz	2004	—	6,150	6,150
	2003	20,000	6,000	26,000
	2002	56,060	6,722	62,782
Michael R. Greenberg	2004	—	6,150	6,150
	2003	—	6,000	6,000
	2002	—	8,540	8,540
Mitchell C. Hochberg	2004	—	3,792	3,792
	2003	N/A	N/A	N/A
	2002	N/A	N/A	N/A
Option Grants in Last Fiscal Year
      The table below provides information on option grants in fiscal 2004 to the executive officers named in the Summary Compensation Table above.

	Individual Grants(1)				Potential Realizable
					Value at Assumed Annual
	Number of	Percent of			Rates of Stock Price
	Securities	Total Options			Appreciation for
	Underlying	Granted to	Exercise or		Option Term(4)
	Options	Employees in	Base Price	Expiration
Name/Principal Position	Granted(2)	Fiscal Year	($/Sh)(3)	Date	5%	10%

Alfred Hoffman, Jr./Chief Executive Officer(1)	—	—	—	—	—	—

Jerry L. Starkey/President/ COO(1)	125,000	17.3	$21.86	01/01/2014	$1,718,743	$4,355,605

James P. Dietz/Senior Vice President/CFO	50,000	6.9	$21.86	01/01/2014	687,497	1,742,242

Michael R. Greenberg/ Senior Vice President	40,000	5.5	$21.86	01/01/2014	549,998	1,393,794

Mitchell C. Hochberg Senior Vice President	-0-	N/A	N/A	N/A	N/A	N/A

(1)	Effective as of February 17, 2005, Alfred Hoffman, Jr., resigned as Chief Executive Officer and Jerry L. Starkey was appointed as the Chief Executive Officer and President of WCI.

(2)	These options become exercisable starting on January 1, 2006, with 50% becoming exercisable at that time and 25% becoming exercisable on January 1, 2007 and 2008.

(3)	Fair market value at the grant date of February 5, 2004.

(4)	These amounts represent assumed rates of appreciation and are not intended to forecast future appreciation in the price of the Common Stock.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The table below provides information on option exercises in fiscal 2004 by the executive officers named in the Summary Compensation Table and the value of such officers’ unexercised options at December 31, 2004.

Value of Unexercised
				Number of Shares		In-The-Money
				Underlying Unexercised		Options at Fiscal
	Shares			Options at Fiscal Year-End		Year-End(1)
	Acquired on	Value
Name	Exercise	Realized		Exercisable	Unexercisable	Exercisable	Unexercisable

Alfred Hoffman, Jr.	-0-	-0-		-0-	-0-	-0-	-0-
Jerry L. Starkey	100	1,607	(2)	433,343	411,815	$9,033,801	$6,236,384
James P. Dietz	10,000	163,100	(3)	199,993	141,781	$4,355,801	$2,091,471
Michael R. Greenberg	-0-	-0-		200,771	170,501	$4,244,541	$2,713,028
Mitchell C. Hochberg	-0-	-0-		-0-	-0-	-0-	-0-

(1)	The closing price of the Common Stock on December 31, 2004, as reported on the New York Stock Exchange, was $29.40.

(2)	Average of high and low of stock price on the date of exercise, August 4, 2004, was $22.08.

(3)	Average of high and low of stock price on the date of exercise, June 17, 2004, was $22.32.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than ten percent (10%) of the Common Stock to file with the SEC initial reports of ownership and reports of change in ownership of the Common Stock. Such persons are required by regulations of the SEC to furnish the Company with copies of all such reports they file.
      Except as specified below, to the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and certifications provided to the Company by all WCI reporting persons, all Section 16(a) filings with respect to the Company’s fiscal year ended December 31, 2004, were timely made.
      Reports under Section 16(a) of the Securities Exchange Act of 1934, as amended, must be filed within two (2) business days of the date of the transaction. The following officers and directors missed the two-day deadline and filed delinquent reports:

•	Mitchell C. Hochberg failed to timely file his Form 3 due on June 3, 2004.

•	John J. Ferry, III, failed to timely file his Form 4 due on February 23, 2005.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      In May 2002, WCI entered into a month-to-month lease agreement with N560SB, L.L.C. for the non-exclusive use of a 1980 Raytheon Hawker 700A aircraft. During the term of the lease, WCI pays a lease payment of $9,000 per month, and $1,500 per flight hour based on actual usage. Mr. Ackerman and Mr. Hoffman collectively own approximately 57% of N560SB, L.L.C.
      On January 10, 2005, WCI entered into a month-to-month aircraft lease agreement with N501EK, L.L.C. for the non-exclusive use of a 1978 Cessna 501 aircraft. During the term of the lease, WCI pays a lease payment of $24,166.50 per month, plus sales tax, and $800 per flight hour per month. Mr. Ackerman and Mr. Hoffman collectively own 75% of N501EK, L.L.C.
      Pursuant to lease agreements, dated March 1996 and August 2002, with Walden Center LP (formerly Walden Center LLC), WCI leases 83,909 square feet of commercial office space from Walden Center LP for use as its headquarters. The term of the March 1996 lease is ten (10) years with two five-year renewal options, and base rent under this lease is currently $16.39 per square foot, which is adjusted annually based on the United States Consumer Price Index. The term of the August 2002 lease is ten (10) years and base rent under this lease is currently $20.04 per square foot, which is adjusted annually based on the United States Consumer Price Index. Lease payments under both leases were approximately $2,304,713 in 2004. Chandelle Ventures, of which Mr. Ackerman is the Chairman, is the General Partner of Walden Center LP. Mr. Ackerman and his immediate family beneficially own 100% of Walden Center LP.
      Pursuant to four separate lease agreements between Sun City Center Office Plaza, Inc. (“SCCOP”) and each of WCI Communities, Inc., and its subsidiary First Fidelity Title Company, (collectively, the “SCCOP Lessees”), SCCOP leases to the SCCOP Lessees commercial office space in the Sun City Center Office Plaza. WCI leases 9,458 square feet for $18.12 per square foot under a lease expiring November 2005, 2,268 square feet for $17.48 per square foot under a lease expiring August 2007; and 3,558 square feed for $18.00 per square foot under a lease expiring November 2005. First Fidelity leases 2,988 square feet for $15.30 per square foot under a lease expiring August 2007. Mr. Ackerman and Mr. Hoffman beneficially own approximately 20% and 44% of SCCOP, respectively. Mr. Starkey and Mr. Dietz, together, beneficially own 2.5% of SCCOP.
      Prior to the acquisition of Spectrum Acquisition Corp., there were related party transactions between Spectrum Acquisition Corp. and its officers, including purchases of home sites and houses. In 2004 the following employees (or their spouses) purchased residences: (1) Mitchell C. Hochberg, Senior Vice President of WCI, purchased a residence in Terra Nova at Westport in September 2004, for a purchase price of $360,606. This home and options were sold at cost to Mr. Hochberg. (2) Andrew N. Stark, an executive officer with WCI’s Northeast U.S. division, purchased a residence in Encore Atlantic Shores in December 2004 for a purchase price of $568,633. (3) Suzan Evans, the spouse of Mitchell C. Hochberg, Senior Vice President of WCI, signed a contract for a residence in Encore Atlantic Shores which is due to close in May 2005, for a purchase price of $529,900. These homes were offered to Mr. Stark and to Ms. Evans at prices that were $10,000 below the base home prices of similar homes. In addition, these individuals were given discounts of 40% off the retail prices on the options and upgrades selected and installed in the homes purchased. In November 2003, Andrew N. Stark and his wife entered into a construction agreement with an affiliated company (Spectrum Construction Corp.) as construction manager in connection with the construction of their new home with the construction manager fee (of approximately 10-13% of cost) waived. This construction contract was preferential to the extent that the construction manager’s fee (normally 10%-13% of cost) was waived; however, no construction services have been provided under the contract, only bookkeeping services, as the Starks have entered into a construction manager services agreement with a third party not affiliated with WCI. Jonathan Hochberg (Mitchell Hochberg’s brother) and his wife, entered into a construction agreement in the amount of $111,468, on March 27, 2003, with an affiliated entity (New Home & Land Company, LLC) as construction manager for their new home. The construction manager’s fee reflected in this agreement was at a 25% discount.
      On September 28, 2004, David L. Fry, Senior Vice President, and his wife entered into a Residence Purchase Contract with WCI for Unit #703 in Costa Verano, a Condominium in Duval County, Florida. The purchase price for the unit was $740,000, a price that was made available to unaffiliated third parties with respect to similar units.
      Effective October 28, 2004 the WCI Board approved the purchase of two (2) units in the Company’s Cityside project in West Palm Beach, Florida, by Charles E. Brasington, a Senior Vice President. The purchase price of these units was $293,990 and $260,990, respectively; prices that were made available to unaffiliated third parties with respect to similar units.
      On October 18, 2004, Tiburon Golf Ventures Limited Partnership, an affiliate of WCI, sold to WCI the Touchstone Residential Parcel in Collier County, Florida, for a purchase price of $8,300,000, which was based upon an appraisal. Tiburon Golf Ventures Limited Partnership is a partnership comprised of Tiburon Golf Ventures, Inc., a wholly-owned subsidiary of Bay-Colony Gateway, Inc. as General Partner (1%), Bay Colony-Gateway, Inc., which is a wholly-owned subsidiary of WCI (50%) and HMC Naples Golf, Inc. (49%), a non-affiliate of WCI.
RECEIPT OF MULTIPLE SETS OF PROXY MATERIALS
      SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as “householding.” While the Company does not participate in householding for mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report he or she should notify his or her broker. Any shareholder can receive a copy of the Company’s proxy statement and annual report by contacting the Company at WCI Communities, Inc., 24301 Walden Center Drive, Bonita Springs, Florida 34134, Attention: Steve Zenker, Vice President, Investor Relations, or by calling Mr. Zenker at 239-498-8066. Similarly, if a shareholder shares an address with another shareholder and has received multiple copies of the Company’s proxy statement or annual report, he or she may write or call the Company at the above address and phone number to request a single copy of these materials.

OTHER MATTERS
      Management and the Board of Directors of the Company know of no matters to be brought before the Annual Meeting other than as set forth above. However, if any other matters are properly presented to the shareholders for action, it is the intention of the proxy holders named in the enclosed proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

By the Order of the Board of Directors,

/s/ Vivien N. Hastings

Vivien N. Hastings
Senior Vice President, Secretary
and General Counsel

APPENDIX A
CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE
      The Board has established the following categorical standards to assist it in determining whether a director is independent:

A. A director will NOT be independent if within the preceding three years:

(1) The director was an employee, or an immediate family member of the director was an executive officer, of WCI;

(2) The director or an immediate family member of the director received during any twelve-month period, more than $100,000 in direct compensation from WCI, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation was not contingent in any way on continued service);

(3) The director or an immediate family member of the director was employed, as an executive officer of another company where any of WCI’s present executive officers at the same time served on that company’s compensation committee.

B. Additionally, a director will NOT be independent if:

(1) (a) The director or an immediate family member is a current partner of a firm that is WCI’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member of the director was within the last three (3) years (but is no longer) a partner or employee of such a firm and personally worked on WCI’s audit within that time; or

(2) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, WCI for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

C. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence:

(1) The director serves as an executive officer, director or trustee of, or is otherwise affiliated with, a tax exempt organization, and WCI’s contributions to such tax exempt organization are, during each of the preceding three years, less than the greater of $250,000 or one percent of such tax exempt organization’s consolidated gross revenues;

(2) The director enters into an agreement to purchase a boat slip or a club membership on terms no more favorable than those made available to the public;

(3) The director purchases a home or lot from WCI on terms no more favorable than those made available to the public; and

(4) The director receives golf privileges provided to all directors that are consistent with any WCI approved executive golf program.
      For purposes of the foregoing, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such person’s home.

WCI COMMUNITIES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS – May 18, 2005

The undersigned hereby appoints Vivien N. Hastings, Senior Vice President, Secretary and General Counsel, or in her absence James D. Cullen, Vice President and Associate General Counsel, or in his absence James P. Dietz, Senior Vice President and Chief Financial Officer, or either one of them, as proxies or proxy for the undersigned, each with full power of substitution and re-substitution, to attend the 2005 Annual Meeting of Shareholders and any adjournments or postponements thereof (the “Meeting”) and to vote as designated below, all the shares of Common Stock of WCI Communities, Inc. held of record by the undersigned on March 25, 2005. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the Meeting and any adjournments or postponements thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVING THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.

1.	APPROVE THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

☐ FOR	☐ AGAINST	☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF HILLIARD M. EURE, III, ALFRED HOFFMAN, JR., AND STEWART TURLEY FOR A THREE YEAR TERM EXPIRING IN 2008 (OR TERMS EXPIRING IN 2006 IF THE AMENDMENT TO WCI’S RESTATED CERTIFICATE OF INCORPORATION IS APPROVED BY WCI’S SHAREHOLDERS).

2.	ELECTION OF DIRECTORS.

NOMINEES:	HILLIARD M. EURE, III
ALFRED HOFFMAN, JR.
STEWART TURLEY

HILLIARD M. EURE, III	☐ FOR	☐ WITHHOLD
ALFRED HOFFMAN, JR.	☐ FOR	☐ WITHHOLD
STEWART TURLEY	☐ FOR	☐ WITHHOLD

(continued and to be signed and dated on the other side)

NOTE: Please sign exactly as your name appears on this proxy. Joint owners should each sign individually. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer.

Signature(s):

Date: , 2005